EXHIBIT 10.4

                            EMPLOYMENT AGREEMENT

AGREEMENT made this 10th day of November 1997, by and between Mettler-Toledo GmbH (the "Company"), and Karl M. Lang (the "Executive").

The Executive is presently employed as Head of the Laboratory Division and as Member of the Group Management Committee of the METTLER TOLEDO Group ("METTLER TOLEDO").

The Board of Directors of the ultimate parent company (the "Board") recognizes that the Executive's contribution to the growth and success of METTLER TOLEDO has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to METTLER TOLEDO of the Executive as a member of METTLER TOLEDO's management, in the best interest of METTLER TOLEDO and its shareholders. The Executive is willing to commit himself to continue to serve METTLER TOLEDO, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT.
The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve METTLER TOLEDO, on the terms and conditions set forth herein.

SECTION 2. TERM.
This Agreement enters into force as of November 10, 1997. it is of unlimited duration.

SECTION 3. POSITION AND DUTIES.
During the Term, the Executive shall serve as Head of the Laboratory Division and as Member of the Group Management Committee of METTLER TOLEDO and shall hove such responsibilities, duties and authority as he may have as of the date hereof and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority.

SECTION 4. PLACE OF PERFORMANCE.
In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of METTLER TOLEDO in Greifensee, Switzerland, except for required travel on METTLER TOLEDO's business to an extent substantially consistent with present business travel obligations.

SECTION 5. COMPENSATION AND RELATED MATTERS.

(a) SALARY.
During the Term, the Company shall pay to the Executive an annual base salary at a rote of CHF 247'200. -- or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments in accordance with the Company's payroll practices for its senior executives. This salary may be increased from time to time in accordance with normal business practices of the Company. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.

(b) BONUS.
During the Term, the Executive shall be entitled to earn annual incentive compensation in accordance with the POBS Plus Plan for Senior Management, as attached hereto as Exhibit Al.

(C) EXPENSES.

(i) Expenses shall be reimbursed according to the Company expense regulations as amended from time to time.

(ii) In addition the Executive is entitled to flat compensation for minor expenses according to the Group Management Committee Supplement to the expense regulations, as amended from time to time, as attached hereto as Exhibit Bl.

(d) OTHER BENEFITS.

(i) The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of the Company's insurance benefit plans and arrangements in effect on the date hereof in which the Executive participates or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, the Mettler-Toledo Fonds pension scheme for senior management, and the Company's accident plan and disability plan), provided that the Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder, provided, however, that such a change may be made, including termination of such plans or arrangements if it occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

(ii) The Executive shall be entitled to participation in the (x)
Mettler-Toledo Group Management Committee Stock Purchase Plan, and (y) the Mettler-Toledo Management Share Option Plan, each as may be amended from time to time.

(iii) Any payments or benefits payable to the Executive under this Agreement in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of full and partial months in such calendar year during which he is so employed.

(e) VACATIONS.
The Executive shall be entitled to no less than 30 paid vacation days in each calendar year. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

SECTION 6. OFFICES.
Subject to Sections 3 and 4, the Executive agrees to serve without additional compen-sation, if elected or appointed thereto, as a director of any of METTLER TOLEDO's group companies, and in one or more executive offices of any of METTLER TOLEDO's group companies.

SECTION 7. TERMINATION.

a) This Agreement may be terminated by either party with or without cause giving twelve (12) months notice to the end of a calendar month, subject, however, to the provisions allowing for immediate termination according to Article 337 of the Swiss Code of Obligations ("Article 337"),

b) The Executive may terminate his employment under Article 337 in case of failure by the Company to comply with any material provision of this Agreement.

SECTION 8. COMPENSATION UPON TERMINATION.
During the notice period, the Executive is entitled to full compensation as defined in Section 5 of this Agreement and in the annexes / exhibits therein referred to.

SECTION 9. NO MITIGATION OR OFFSET / NONCOMPETITION.
During notice periods, the Company may waive the services of the Executive. If the Company so decides, the Executive shall have no duty to mitigate damages by seeking another employment or otherwise, nor shall the amount of any payment or benefit due under Section 5 be reduced by any compensation earned by the Executive as the result of an employment by another employer, by retirement benefits (other than as paid by the Company or under Company benefits schemes) or by offset against any amount claimed to be owed by the Executive to the Company. While the Executive is employed by the Company hereunder and for a period of twelve (12) months after the termination of the Executive's employment, the Executive shall not knowingly engage in or be employed by any business anywhere in the world which competes with the principal businesses of the Company or its affiliates as conducted at the date of such employment termination.

SECTION 10. SUCCESSORS; BINDING AGREEMENT.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and / or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in same manner and to the some extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to under Sections 7 and 8 hereof if the Company had terminated his employment under
Section 7 (a) hereof. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and / or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of low.

(b) If the Executive should die after the giving of notice pursuant to
Section 7 but while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate. If the Executive should die before the giving of such notice under Section 7 and while he is employed pursuant to this Agreement, the Company shall continue to pay to the Executive's estate his salary for the period of six months from the date of such death and a pro rata portion of the bonus, if any, payable for the year in which the Executive died.

SECTION 11. NOTICE.
For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by US or Swiss certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. Karl M. Lang
Ceresstrasse 27
8008 Zurich
Switzerland

If to the Company:

Mettler-Toledo GmbH
Im Langacher
8606 Greifensee
Switzerland

Attn.: Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 12. MISCELLANEOUS.
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the some or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Insofar as this Agreement does not stipulate anything else to the contrary, the General Rules of Employment ("Allgemeine Arbeitsvertragliche Bestimmungen / AVB") of the Company shall be applicable. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Switzerland.

SECTION 13, VALIDITY.
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 14. COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION 15. DISPUTES.
All disputes between the Executive and the Company concerning the terms and conditions of this Agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

SECTION 16. ENTIRE AGREEMENT.
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                              Mettler-Toledo GmbH,



                                              by:/s/ ROBERT F. SPOERRY
                                                  ---------------------------
                                                     Robert F. Spoerry



                                              by:/s/ PETER BURKER
                                                  ---------------------------
                                                     Peter Burker





                                              by:/s/ KARL M. LANG
                                                  ---------------------------
                                                     Karl M. Lang